Exhibit 99.01

Imperva Announces Record Second Quarter 2015 Financial Results

•	Total revenue of $53.5 million, up 39% year-over-year

•	Services revenue growth of 35% was driven by the 98% year-over-year increase in subscription revenue

•	Combined product and subscription revenue increased 57% year-over-year

•	Number of deals booked valued over $100,000 increased 31% year-over-year

•	Total deferred revenue as of June 30, 2015 increased 34% year-over-year to $86.1 million driven by 47% increase in short-term deferred revenue

•	Increasing FY15 guidance

Redwood Shores, Calif. – August 6, 2015 – Imperva, Inc. (NYSE: IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced financial results for the second quarter ended June 30, 2015.

“Our strong second quarter results reflect the ongoing high global demand for our best-of-breed discovery, protection and compliance solutions, as well as traction from our improved go-to-market strategy,” stated Anthony Bettencourt, President and Chief Executive Officer of Imperva. “Our ability to exceed guidance across all key operating metrics was driven by record growth of both product and subscription revenue, as well as ongoing strength with deals greater than $100,000. Imperva is well positioned to maintain momentum as our message of helping enterprises protect business critical data and applications continues to resonate with enterprises globally.”

Second Quarter 2015 Financial Highlights

•	Revenue: Total revenue for the second quarter of 2015 was $53.5 million, an increase of 39% compared to $38.4 million in the second quarter of 2014. Within total revenue, product revenue was $23.9 million, up 44% compared to $16.6 million in the same period last year. Services revenue increased 35% year-over-year to $29.6 million and accounted for 55% of total revenue. Within services revenue, overall subscription revenue grew 98% to $10.4 million, compared to the second quarter of 2014. Combined product and subscriptions revenue was $34.3 million, an increase of 57% compared to $21.8 million in the second quarter of 2014.

•	Operating Profit (Loss): Operating loss as reported in accordance with U.S. generally accepted accounting principles (GAAP) was $(17.3) million for the second quarter compared to a loss of $(15.3) million during the second quarter in 2014. GAAP results included stock-based compensation of $14.6 million for the second quarter of 2015 and $8.7 million for the second quarter of 2014. GAAP results also included amortization of purchased intangibles of $0.4 million for each of the second quarter of 2015 and 2014. Non-GAAP operating loss for the second quarter was $(2.3) million, compared to a loss of $(6.2) million during the same period in 2014, excluding the above mentioned charges.

•	Net Profit (Loss): GAAP net loss attributable to Imperva stockholders for the second quarter was $(17.3) million, or $(0.57) per share based on 30.3 million weighted average shares outstanding. This compares to GAAP net loss attributable to Imperva stockholders of $(15.4) million, or $(0.60) per share based on 25.8 million weighted average shares outstanding in the prior-year period.

Non-GAAP net loss attributable to Imperva stockholders for the second quarter of 2015 was $(2.4) million, or $(0.08) per share based on 30.3 million weighted average shares outstanding, excluding the above mentioned charges. This compares to non-GAAP net loss attributable to Imperva stockholders of $(6.4) million, or $(0.25) per share based on 25.8 million weighted average diluted shares outstanding in the prior-year period.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

•	Balance Sheet: As of June 30, 2015, Imperva had cash, cash equivalents and investments of $244.7 million. Total deferred revenue of $86.1 million increased 34% compared to $64.1 million as of June 30, 2014. Short-term deferred revenue of $62.0 million increased 47% compared to $42.2 million as of June 30, 2014.

Second Quarter and Recent Operating Highlights

•	During the second quarter of 2015, Imperva booked 115 deals with a value over $100,000, an increase of 31% compared to 88 deals during the second quarter of last year.

•	During the second quarter of 2015, Imperva added 190 new customers compared to 175 during the second quarter of last year. Imperva now has over 4,100 customers in more than 90 countries around the world.

•	Imperva announced the availability of Imperva SecureSphere Web Application Firewall (WAF) on Amazon Web Services (AWS) GovCloud (US).

•	Imperva announced the release of a new, integrated architecture – Imperva Skyfence, provisioned on Imperva Incapsula – for managing access to cloud data and applications that delivers high levels of security, performance and availability.

•	Imperva announced the release of Imperva Skyfence Gateway v4.5 with Data Leak Prevention (DLP), a cloud security capability that is designed to enable customers to control, in real-time, sensitive and regulated data stored in the cloud.

Business Outlook

The following forward-looking statements reflect expectations as of August 6, 2015. Results may be materially different and could be affected by the factors detailed in this press release and in recent Imperva SEC filings.

Third Quarter Expectations – Ending September 30, 2015

Imperva expects total revenue for the third quarter of 2015 to be in the range of $55.0 million to $57.0 million, representing growth in the range of 29% to 34% compared to the same period in 2014. The company expects in the third quarter of 2015 non-GAAP gross margins of approximately 80%. Further, Imperva expects in the third quarter of 2015 non-GAAP operating loss to be in the range of $(1.5) million to $(1.0) million and non-GAAP net loss to be in the range of $(2.0) million to $(1.5) million, or a loss of $(0.06) to $(0.05) per share based on approximately 31.0 million weighted average shares, which excludes stock-based compensation and amortization of purchased intangibles.

Full Year Expectations – Ending December 31, 2015

Imperva expects total revenue for 2015 to be in the range of $215.0 million to $217.0 million, or up 31% to 32% compared to 2014. Imperva expects 2015 non-GAAP gross margins of approximately 80%. Further, the company expects 2015 non-GAAP operating loss to be in the range of $(12.0) million to $(11.0) million and non-GAAP net loss to be in the range of $(14.0) million to $(13.0) million, or a loss of $(0.46) to $(0.44) per share based on approximately 30.2 million weighted average shares, which excludes stock-based compensation and amortization of purchased intangibles. Imperva expects capital expenditures for the full year to be in the range of $6.0 million to $7.0 million. Finally, the company expects to generate positive cash flows from operations in 2015.

Quarterly Conference Call

Imperva will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the company’s financial results for the second quarter ended June 30, 2015. To access this call, dial (877) 681-3378 for the U.S. and Canada or (719) 325-4804 for international callers with conference ID #1389189. A live webcast of the conference call will be accessible from the investors page of the Imperva website at www.imperva.com, and a recording will be archived and accessible at www.imperva.com. An audio replay of this conference call will also be available through August 20, 2015, by dialing (877) 870-5176 for the U.S. and Canada, or (858) 384-5517 for international callers and entering passcode #1389189.

Non-GAAP Financial Measures

Imperva reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). To supplement the Imperva unaudited condensed consolidated financial statements presented in accordance with GAAP, Imperva uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of Imperva operations as determined in accordance with GAAP. The non-GAAP financial measures used by Imperva include historical non-GAAP net loss and non-GAAP basic and diluted loss per share. These non-GAAP financial measures exclude stock-based compensation, amortization of purchased intangibles and acquisition-related expenses from the Imperva unaudited condensed consolidated statement of operations.

For a description of these items, including the reasons why management adjusts for them, and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled “Use of Non-GAAP Financial Information” as well as the related tables that precede it. Imperva may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Imperva believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the performance of Imperva by excluding certain items that may not be indicative of the company’s core business, operating results or future outlook. Imperva management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing operating results of Imperva, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the performance of Imperva to prior periods.

Forward Looking Statements

This press release contains forward-looking statements, including without limitation those regarding the Imperva “Business Outlook” (“Third Quarter Expectations – Ending September 30, 2015” and “Full Year Expectations – Ending December 31, 2015”); and Imperva’s beliefs related to ongoing high global demand for its discovery, protection and compliance solutions, traction from its go-to-market strategy and strength with deals greater than $100,000, as well as Imperva’s expected momentum resulting from its message of helping enterprises protect business critical data and applications. These forward-looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations. Investors should consider important risk factors, which include: the risk that demand for our cyber security solutions may not increase and may decrease; the risk that we may not timely introduce new products or versions of our products and that they may not be accepted by the market; the risk that competitors may be perceived by customers to be better positioned to help handle cyber security threats and protect their businesses from major risk; the risk that the growth of Imperva may be lower than anticipated; and other risks detailed under the caption “Risk Factors” in the company’s Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on May 11, 2015 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

The foregoing information represents the company’s outlook only as of the date of this press release, and Imperva undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, new developments or otherwise.

About Imperva

Imperva® (NYSE:IMPV), is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, Incapsula and Skyfence product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Application Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2015 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, SecureSphere, Incapsula and Skyfence are trademarks of Imperva, Inc. and its subsidiaries.

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IMPERVA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(On a GAAP basis)

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	Jun 30 2015	Jun 30 2014	Jun 30 2015	Jun 30 2014
Net revenue:
Products and license	$23,895	$16,586	$40,999	$28,557
Services	29,583	21,856	57,236	41,401

Total net revenue	53,478	38,442	98,235	69,958
Cost of revenue(1, 2):
Products and license	2,796	2,075	4,794	3,807
Services	8,770	6,959	17,102	12,979

Total cost of revenue	11,566	9,034	21,896	16,786

Gross profit	41,912	29,408	76,339	53,172
Operating expenses(1, 2):
Research and development	13,112	11,618	25,790	21,579
Sales and marketing	34,071	25,065	65,324	48,100
General and administrative	11,637	7,621	21,380	16,026
Amortization of purchased intangibles	352	362	704	566

Total operating expenses	59,172	44,666	113,198	86,271

Loss from operations	(17,260)	(15,258)	(36,859)	(33,099)
Other expense, net	(224)	(215)	(304)	(369)

Loss before provision (benefit) for income taxes	(17,484)	(15,473)	(37,163)	(33,468)
Provision (Benefit) for income taxes	(160)	(35)	191	(406)

Net loss	(17,324)	(15,438)	(37,354)	(33,062)
Add: Loss attributable to noncontrolling interest	—	—	—	213

Net loss attributable to Imperva, Inc. stockholders	$(17,324)	$(15,438)	$(37,354)	$(32,849)

Net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted	$(0.57)	$(0.60)	$(1.30)	$(1.29)

Shares used in computing net loss per share of common stock, basic and diluted	30,287	25,782	28,639	25,545

(1) Stock-based compensation expense as included in above:
Cost of revenue	$963	$529	$1,877	$903
Research and development	3,483	2,190	6,811	3,982
Sales and marketing	5,045	3,209	9,510	5,639
General and administrative	5,102	2,737	8,941	4,807

Total stock-based compensation expense	$14,593	$8,665	$27,139	$15,331

(2) Acquisition-related expense as included in above:
Cost of revenue	$—	$—	$—	$156
General and administrative	—	—	—	1,243

Total acquisition-related expense	$—	$—	$—	$1,399

IMPERVA, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of Jun 30 2015	As of Dec 31 2014
Assets
Current assets:
Cash and cash equivalents	$158,569	$68,096
Short-term investments	86,123	41,624
Restricted cash, current	77	62
Accounts receivable, net	40,085	47,446
Inventory	993	259
Deferred tax assets	452	408
Prepaid expenses and other current assets	4,934	3,927

Total current assets	291,233	161,822

Property and equipment, net	8,182	7,618
Goodwill	34,972	34,972
Purchased intangible assets, net	8,695	9,399
Severance pay fund	4,507	3,980
Restricted cash	1,665	1,665
Deferred tax assets	329	329
Other assets	848	860

Total assets	$350,431	$220,645

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,869	$5,376
Accrued compensation and benefits	17,521	15,749
Accrued and other current liabilities	13,605	6,376
Deferred revenue	62,022	56,077

Total current liabilities	97,017	83,578
Other liabilities	3,467	10,408
Deferred revenue	24,092	25,098
Accrued severance pay	4,774	4,318

Total liabilities	129,350	123,402

Stockholders’ equity:
Common stock	3	2
Additional paid-in capital	417,064	256,388
Accumulated deficit	(195,012)	(157,658)
Accumulated other comprehensive loss	(974)	(1,489)

Total Imperva, Inc. stockholders’ equity	221,081	97,243
Noncontrolling interest	—	—

Total stockholders’ equity	221,081	97,243

Total liabilities and stockholders’ equity	$350,431	$220,645

IMPERVA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Six Months Ended
	Jun 30 2015	Jun 30 2014
Cash flows from operating activities:
Net loss	$(37,354)	$(33,062)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,184	1,688
Stock-based compensation	27,139	15,331
Amortization of acquired intangible assets	704	566
Amortization of premiums/accretion of discounts on short-term investments	260	217
Excess tax benefits from share-based compensation	(43)	—
Other	(48)	(1)
Changes in operating assets and liabilities:
Accounts receivable, net	7,361	10,842
Inventory	(734)	188
Prepaid expenses and other assets	(995)	1,207
Accounts payable	(1,420)	(928)
Accrued compensation and benefits	1,772	(884)
Accrued and other liabilities	997	(88)
Severance pay, net	(71)	234
Deferred revenue	4,939	1,090
Deferred tax assets	(44)	(33)

Net cash provided by (used in) operating activities	4,647	(3,633)
Cash flows from investing activities:
Purchase of short-term investments	(64,025)	(11,615)
Proceeds from sales/maturities of short-term investments	19,169	13,585
Acquisitions, net of cash acquired	—	(12,083)
Net purchases of property and equipment	(2,835)	(2,845)
Change in restricted cash	(15)	(346)

Net cash used in investing activities	(47,706)	(13,304)
Cash flows from financing activities:
Proceeds from follow-on public offering, net of offering costs	127,854	—
Proceeds from issuance of common stock, net of repurchases	9,789	4,517
Excess tax benefits from share-based compensation	43	—
Shares withheld for tax withholding on vesting of restricted stock units	(4,203)	(1,294)

Net cash provided by financing activities	133,483	3,223
Effect of exchange rate changes on cash and cash equivalents	49	—

Net increase (decrease) in cash and cash equivalents	90,473	(13,714)

Cash and cash equivalents at beginning of period	68,096	76,704

Cash and cash equivalents at end of period	$158,569	$62,990

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of GAAP to Non-GAAP Measures)

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	Jun 30 2015	Jun 30 2014	Jun 30 2015	Jun 30 2014
GAAP operating loss	$(17,260)	$(15,258)	$(36,859)	$(33,099)
Plus:
Stock-based compensation expense	14,593	8,665	27,139	15,331
Acquisition-related expense	—	—	—	1,399
Amortization of purchased intangibles	352	362	704	566

Non-GAAP operating loss	$(2,315)	$(6,231)	$(9,016)	$(15,803)

GAAP net loss attributable to Imperva, Inc. stockholders	$(17,324)	$(15,438)	$(37,354)	$(32,849)
Plus:
Stock-based compensation expense	14,593	8,665	27,139	15,331
Acquisition-related expense	—	—	—	1,399
Amortization of purchased intangibles	352	362	704	566

Non-GAAP net loss	$(2,379)	$(6,411)	$(9,511)	$(15,553)

Weighted average shares outstanding, basic and diluted	30,287	25,782	28,639	25,545
Non-GAAP net loss, basic and diluted	$(0.08)	$(0.25)	$(0.33)	$(0.61)

Use of Non-GAAP Financial Information

In addition to the reasons stated above, which are generally applicable to each of the items Imperva excludes from its non-GAAP financial measures, Imperva believes it is appropriate to exclude or give effect to certain items for the following reasons:

Stock-Based Compensation: When evaluating the performance of its consolidated results, Imperva does not consider stock-based compensation charges. Likewise, the Imperva management team excludes stock-based compensation expense from its operating plans. In contrast, the Imperva management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Imperva places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Acquisition-Related Charges: GAAP requires expenses to be recognized for various types of events associated with a business acquisition, such as legal, accounting, advisory and other deal related expenses. These expenses vary significantly and are unique to each transaction. Additionally, Imperva does not acquire businesses on a predictable cycle. Imperva records these acquisition and other transaction costs as operating expenses when they are incurred. Imperva believes that these acquisition and other transaction costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Imperva excludes stock-based compensation and acquisition-related charges from its non-GAAP financial measures primarily because they are expenses that it does not consider part of ongoing operating results when assessing the performance of its business, and the exclusion of these expenses facilitates the comparison of results and business outlook for future periods with results for prior periods in order to better understand the long term performance of its business.

Amortization of Purchased Intangibles. When analyzing the operating performance of an acquired entity, Imperva’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Imperva’s management excludes the GAAP impact of acquired intangible assets to its financial results. Imperva believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Imperva generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Imperva generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Imperva believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Investor Relations Contact Information

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com